EXHIBIT 4.2

AMENDMENT TO CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT

This AMENDMENT TO CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT (this “Amendment”) is dated as of December [●], 2023 by and between United Health Products, Inc. (“Company”) and [●] (“Investor”). Company and Investor are each sometimes referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, Company and Investor entered an Convertible Note Subscription Agreement, dated [●], 2022 under which Investor aged to purchase and Company agreed to issue $[●] principal value of Unsecured Convertible Notes (the “Notes”); and

WHEREAS, the Notes have a stated maturity date of December 31, 2023 and carry an interest rate of 10.0%; and

WHEREAS, the Parties wish to modify and amend certain provisions of the Notes.

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The Maturity Date shall be extended from December 31, 2023 to December 31, 2024.

2.	The interest rate paid on the outstanding principal and accrued interest shall increase to 13.0% from 10.0% effective January 1, 2024.

Except as expressly set forth in this Amendment, the Convertible Notes Subscription Agreement has not been amended.  This Amendment contains the entire agreement among the Parties with respect to the matters that are herein described.  Capitalized terms contained but not defined herein shall carry the meaning assigned to them in the Convertible Notes Subscription Agreement. There are no agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, regarding the matters described in this Amendment other than as set forth in this Amendment.  This Amendment is intended by the Parties hereto to be an integration of all prior or contemporaneous promises, agreements, conditions, negotiations and undertakings between the Parties with respect to the matters described in this Amendment.  This Amendment may not be modified orally or in any manner other than by an agreement in writing signed by Company and investor. This Amendment may be signed in counterparts by the Parties and all such counterparts, when taken together, shall be deemed to be a fully executed original of this Amendment.  The transmission of a signed counterpart of this Amendment by portable document format (.pdf) shall have the same force and effect as delivery of an original signed counterpart and shall constitute valid and effective delivery for all purposes.  This Amendment shall be governed by and in accordance with the laws of the State of Nevada.  This Amendment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.  This Amendment shall be deemed to be effective as of the date set forth above notwithstanding the fact that this Amendment may be executed and/or delivered by either or both of the Parties on a later or different date.

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Intending to be legally bound hereby, the parties executed the foregoing Amendment as of the date set forth above.

Investor	United Health Products, Inc.

By:	By:
Name:	Name:	Robert Denser
	Title:	Director

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